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                                                                      EXHIBIT 14

                                CODE OF ETHICS OF
                        HAYES LEMMERZ INTERNATIONAL, INC.
                FOR CHIEF EXECUTIVE AND SENIOR FINANCIAL OFFICERS
                       APPROVED BY THE BOARD OF DIRECTORS
                               ON JANUARY 8, 2004

         The Company is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business ethics, and to full and accurate financial disclosure in compliance with applicable law. This Code of Ethics, applicable to the Company's Chief Executive Officer, Chief Financial Officer, principal accounting officer and Controller (or persons performing similar functions) (together, "Senior Officers"), sets forth specific policies to guide you in the performance of your duties.

         As a Senior Officer, you must not only comply with applicable law. You also must engage in and promote honest and ethical conduct and abide by the Code of Business Conduct and Ethics and other Company policies and procedures that govern the conduct of the Company's business. Your leadership responsibilities include creating a culture of high ethical standards and commitment to compliance, maintaining a work environment that encourages employees to raise concerns, and promptly addressing employee compliance concerns.

COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         You are required to comply with the laws, rules and regulations that govern the conduct of the Company's business and to report any suspected violations in accordance with the section below entitled "Compliance With Code Of Ethics."

CONFLICTS OF INTEREST

         Senior Officers should avoid, to the extent possible, situations in which their own interests conflict, or may appear to conflict, with the interests of the Company. In any case in which a Senior Officer finds himself or herself with an actual or apparent conflict of interest, he or she should promptly disclose it to the Company's General Counsel, who will review the transaction or relationship. If the General Counsel determines that a material conflict does exist, he or she will refer the matter to the Audit Committee of the Board of Directors, which shall determine how the situation should be resolved.

DISCLOSURES

         It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. As a Senior Officer, you are required to promote compliance with this policy by all employees and to


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abide by Company standards, policies and procedures designed to promote compliance with this policy.

COMPLIANCE WITH CODE OF ETHICS

         If you know of or suspect a violation of applicable laws, rules or regulations or this Code of Ethics, you must immediately report that information to any member of the Audit Committee of the Board of Directors. No one will be subject to retaliation because of a good faith report of a suspected violation.

         Violations of this Code of Ethics may result in disciplinary action, up to and including discharge. The Audit Committee of the Board of Directors shall determine, or shall designate appropriate persons to determine, appropriate action in response to violations of this Code.

WAIVERS OF CODE OF ETHICS

         If you would like to seek a waiver of the Code of Ethics you must make full disclosure of your particular circumstances to the Audit Committee of the Board of Directors. Amendments to and waivers of this Code of Ethics will be publicly disclosed as required by applicable law and regulations.

NO RIGHTS CREATED

         This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's Senior Officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity.


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